EXHIBIT 10.50
SETTLEMENT AGREEMENT AND GENERAL RELEASE
     THIS SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is made and entered into as of the 15th day of October, 2007 (“Settlement Date”), by and between Martek Biosciences Corporation (“Martek”) and Robert Zuccaro (“Zuccaro”), on his own behalf and as Stockholders’ Representative of certain former interest holders (the “Former Interest Holders”) of OmegaTech, Inc. (“OmegaTech”).
RECITALS:
     A. Pursuant to a Merger Agreement, dated March 25, 2002, by and between Martek and OmegaTech, as amended (the “Merger Agreement”), the Former Interest Holders received certain contingent rights to receive shares of Martek’s Common Stock, par value $0.10 per share (the “Common Stock”), upon the occurrence of certain events described in the Merger Agreement (the “Contingent Rights”).
     B. There is an action pending currently in the United States District Court for the District of Maryland, styled Martek Biosciences Corporation v. Robert Zuccaro, as Stockholders’ Representative of the Former Interest Holders of OmegaTech, Inc., Civil Action No. AMD 04-3349, which arises out of the Merger Agreement (the “Litigation”).
     C. To avoid the risks and costs of continued litigation, Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, pursuant to his express authority to act on behalf of the Former Interest Holders as granted to him in Section 7.3(a) of the Merger Agreement, and Martek wish to compromise and settle the Litigation and certain other potential claims.

     D. This Agreement is entered into to settle and compromise all disputed claims, and no party, by virtue of entering into this Agreement, admits liability for, or the validity of, any claims or defenses asserted in the Litigation.
     NOW, THEREFORE, it is agreed between Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, and Martek, as follows:
     1. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, represents and warrants:
          a. that he has the full power and authority to enter into this Agreement and bind all of the Former Interest Holders; specifically, pursuant to Section 7.3 of the Merger Agreement, Zuccaro has “full power and authority to represent all of the [Former Interest Holders] and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding on all such Former Interest Holders and their successors as if expressly confirmed and ratified in writing by each of them;” and
          b. that neither Zuccaro nor any of the Former Interest Holders has paid or given, directly or indirectly, any commission or other remuneration for soliciting the exchange of the Contingent Rights for the Settlement Shares contemplated hereby, and Zuccaro has no knowledge of any facts that would lead him to the conclusion that Martek is disqualified from relying on the exemption afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the exchange of the Contingent Rights for the Settlement Shares.

     2. Martek, in reliance upon Zuccaro’s representation and warranty set forth in Section 1 hereof, and upon fulfillment of the terms and conditions contained in this Agreement, agrees to transfer to Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, and Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, agrees to accept, 341,061.499 shares of Martek Common Stock, par value $0.10 per share (the “Settlement Shares”), for the benefit of the Former Interest Holders in exchange for the Contingent Rights held by the Former Interest Holders, of which 8,000 shares of Common Stock (the “Escrow Shares”) shall be deposited into an escrow account established for the benefit of the Former Interest Holders pursuant to subsection (f) of this Section 2 (the “Escrow Account”), and 333,061.499 shares of Common Stock (the “Exchange Shares”) shall be distributed to the Former Interest Holders as set forth below.
          a. Attached as Schedule A hereto is a schedule of the Former Interest Holders setting forth, for each Former Interest Holder, its respective Contingent Rights, the Settlement Shares for which its Contingent Rights shall be exchanged, and its address. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, hereby acknowledges that he has reviewed the information contained on Schedule A and, to his knowledge, the information on Schedule A is correct and complete with respect to each of the Former Interest Holders. As promptly as reasonably practicable following the Settlement Date, Martek shall deposit with Registrar & Transfer Company or another bank or trust company designated as the exchange agent by Martek (the “Exchange Agent”) certificates representing the Settlement Shares, together with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to subsection (j) of this Section 2.
          b. As soon as practicable after the Settlement Date, Martek shall use its reasonable efforts to cause the Exchange Agent to send to each Former Interest Holder, in accordance with Schedule A, a certificate of acknowledgment (the “Acknowledgement Certificate”) which (i) shall contain, for those Former Interest Holders who have previously received certificates representing Contingent Rights (“Contingent Rights Certificates”), instructions for use in effecting the surrender of the Contingent Rights Certificates, (ii) shall request, from those Former Shareholders who have not previously received Contingent Rights Certificates, an acknowledgment to such effect; and (iii) shall require, for each Former Interest Holder, an acknowledgement that such Former Interest Holder has agreed to relinquish any rights such Former Interest Holder may have in the Contingent Rights in exchange for such Former Interest Holder’s portion of the Settlement Shares. Each Former Interest Holder shall also acknowledge that delivery of the Acknowledgment Certificate and, if applicable, Contingent Rights Certificates, shall be effected and risk of loss and title to any Contingent Rights Certificates shall pass, only upon actual delivery thereof to the Exchange Agent. Upon submission to the Exchange Agent of a duly executed Acknowledgement Certificate and, if applicable, a Contingent Rights Certificate for cancellation, such Former Interest Holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole Settlement Shares into which the Contingent Rights represented by the submitted Acknowledgment Certificate were converted as of the Settlement Date, and (B) cash in lieu of any fractional Settlement Share in accordance with subsection (j) of this Section 2, and any Contingent Rights Certificates so surrendered shall then be canceled. Until surrendered as contemplated by this Section 2, any Contingent Rights Certificate, from and after the Settlement Date, shall be deemed to represent only the right to receive, upon such surrender, the number of Settlement Shares set forth with respect to such Contingent Rights Certificate on Schedule A hereto.
          c. If any certificate representing Settlement Shares or any cash is to be issued or paid to any person other than the registered holder of the Contingent Rights surrendered in exchange therefor, it shall be a condition to such exchange that such third party be designated on the Acknowledgment Certificate and any surrendered Contingent Rights Certificate shall be properly endorsed and otherwise in proper form for transfer and such person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Common Stock and the distribution of such cash payment to such person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Martek or the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Former Interest Holder such amounts as Martek or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Martek or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Former Interest Holder in respect of which such deduction and withholding was made by Martek or the Exchange Agent. All amounts in respect of taxes received or withheld by Martek shall be disposed of by Martek in accordance with the Code or such state, local or foreign tax law, as applicable.
          d. If any previously received Contingent Rights Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Former Interest Holder claiming such Contingent Rights Certificate to be lost, stolen or destroyed, Martek shall issue in exchange for such lost, stolen or destroyed Contingent Rights Certificate the Settlement Shares and pay any cash in lieu of fractional shares in respect of such Contingent Rights Certificate. The owner of such lost, stolen or destroyed Contingent Rights Certificate shall indemnify Martek against any claim that may be made against Martek with respect to the Contingent Rights Certificate alleged to have been lost, stolen or destroyed.
          e. Delivery of the Settlement Shares by Martek in exchange for the Contingent Rights shall wholly and completely discharge Martek of any liability related thereto. In particular, and without limitation, all Contingent Rights shall, upon the Settlement Date, be cancelled and no Former Interest Holder shall have any further rights thereunder, including any rights whatsoever to receive Martek Common Stock on account of any milestones under the Merger Agreement, other than the right to receive the Settlement Shares set forth on Schedule A with respect to each Former Interest

Holder. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders of OmegaTech, represents and warrants that he will provide an exclusive mechanism for (i) allocating the Escrow Shares; and (ii) resolving any disputes arising out of such allocation. Disputes relating to the forgoing shall not affect the validity or finality of this Agreement.
          f. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, shall be solely responsible for establishing and identifying the Escrow Account into which Martek shall deposit the Escrow Shares. Martek’s sole responsibilities with respect to the Escrow Shares are (i) to deposit said shares into the Escrow Account and (ii) to include the Escrow Shares in the Registration Statement (as defined below), and Martek bears no responsibility for setting up the Escrow Account or distributing the shares from the Escrow Account.
          g. The Settlement Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Martek shall use its commercially reasonable efforts to prepare, file as promptly as practicable following the Settlement Date and cause to become effective, within 60 Business Days after the Settlement Date (or as soon as practicable thereafter in the event the Registration Statement becomes subject to review by the staff of the SEC), a registration statement on Form S-3 or such other form as may be appropriate to be filed with the SEC by Martek under the Securities Act (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, a “Registration Statement”) covering the public resale of the Settlement Shares, and Martek shall use its commercially reasonable efforts to keep the Registration Statement continuously effective until the second anniversary of the Settlement Date (the “Effective Period”). Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses. Martek’s obligations under this Section 2(c) are contingent upon each Former Interest Holder providing promptly all information concerning the Former Interest Holder and its proposed plan of distribution as Martek may reasonably request in connection with any of the foregoing. Martek may by written notice to the Former Interest Holders immediately suspend the use of any resale prospectus for a period not to exceed 45 consecutive days in any one instance and for a period not to exceed 90 calendar days in any 12-month period (each, a “Suspension Period”) pursuant to a Registration Statement at any time that (a) Martek becomes engaged in a business activity or negotiation that is not disclosed therein under applicable law and which Martek desires to keep confidential for business purposes or (b) Martek determines that a particular disclosure so determined to be required to be disclosed therein be premature or would adversely affect Martek or its business or prospects. Martek will use its commercially reasonable efforts to ensure that the use of any such Registration Statement may be resumed as soon as practicable. Martek shall promptly notify the Former Interest Holders upon the termination of any Suspension Period, promptly amend or supplement the Registration Statement following the termination of such Suspension Period, if necessary, so that it does not contain any untrue statement of material fact or amount to state a material fact required to be stated therein in order to make the statements therein not misleading, and furnish to the

Former Interest Holders such numbers of copies of the prospectus therein as so amended or supplemented on documents incorporated by reference therein as the Former Interest Holders may reasonably request.
          h. In connection with any registration of Common Stock pursuant to this Agreement, Martek will pay all expenses incident to its performance of or compliance with this Section 2 including, without limitation, all registration, filing and National Association of Securities Dealers fees, fees and expenses of compliance with federal or state securities laws, printing expenses and fees and disbursements of counsel for Martek and all independent public accountants.
          i. The certificates evidencing the Settlement Shares will bear the legend set forth below:
THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.
          j. No certificates or scrip representing fractional shares of Common Stock shall be issued upon the surrender for exchange of Contingent Rights and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Martek. In lieu of receiving any such fractional share, each Former Interest Holder who would otherwise have been entitled thereto upon the surrender of Contingent Rights for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying such fractional share by the Current Average Price. “Current Average Price” shall mean the average closing price of a share of Common Stock as reported on the Nasdaq National Market for the 45 most recent days that Common Stock has traded ending on the business day prior to the Settlement Date.
     3. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, their respective trusts, trustees, heirs, heirs-at-law, executors, administrators, beneficiaries, successors, assigns, agents, representatives, attorneys and insurers, does hereby, separately and severally, fully, completely, and absolutely RELEASE AND FOREVER DISCHARGE Martek and its respective predecessors, successors, parents, subsidiaries, affiliates, divisions, assigns, principals, stockholders, officers, directors, employees, agents, independent contractors, representatives, attorneys, insurers, trusts, and trustees, separately and severally, from any and every claim, demand, agreement, understanding and cause of action, both known and unknown, which Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, had at any time in the past, now have or may have in the future, against Martek. Specifically, without limitation, Zuccaro, on his own behalf himself and as Stockholders’ Representative of the Former Interest Holders, releases and discharges Martek from (i) any and all claims that were asserted or could have been asserted in the Litigation, (ii) any and all claims that any Former Interest Holder may have against Martek arising under the Merger Agreement and the Contingent Rights, including, without limitation, any claims based upon the achievement or purported achievement of any Milestone, as such term is defined in the Merger Agreement, and (iii) any claims based upon the allocation of the Settlement Shares among the Former Interest Holders. It is the intent of Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, to grant an absolute, full, complete and unconditional release of Martek from anything and everything, except acts or omissions of Martek occurring subsequent to the date of this release.
     4. Martek, its respective predecessors, successors, parents, subsidiaries, affiliates, divisions, assigns, principals, stockholders, officers, directors, employees, agents, independent contractors, representatives, attorneys, insurers, trusts, and trustees, does hereby, separately and severally, fully, completely, and absolutely RELEASE AND FOREVER DISCHARGE Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, their respective trusts, trustees, heirs, heirs-at-law, executors, administrators, beneficiaries, successors, assigns, agents, representatives, attorneys and insurers, separately and severally, from any and every claim, demand, agreement, understanding and cause of action, both known and unknown, which Martek had at any time in the past, now have or may have in the future, against Martek. Specifically, without limitation, Martek releases and discharges Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, from any and all claims that were asserted or could have been asserted in the Litigation and any and all claims that Martek may have against Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, arising under the Merger Agreement and the Contingent Rights, including, without limitation, any claims based upon the achievement or purported achievement of any Milestone, as such term is defined in the Merger Agreement. It is the intent of Martek to grant an absolute, full, complete and unconditional release of Martek from anything and everything, except acts or omissions of Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, occurring subsequent to the date of this release.
     5. The releases contained in this Agreement include, but are not limited to, any and every claim, demand and cause of action, known or unknown, at law or equity, whether in contract, tort, statutory or otherwise, against Martek relating in any way to any provision of the Merger Agreement.
     6. Within 15 days of the entry of the filing of a Stipulation of Dismissal with Prejudice in the form attached hereto, Zuccaro shall return to Martek all documents and other materials produced by Martek in response to discovery requests made in the Litigation or any confidential portions of any depositions taken in the Litigation (“Martek Materials”). As an alternative to returning such materials, Zuccaro may elect to destroy Martek Materials, subject to the certification requirements set forth below. Zuccaro shall, at that time, certify that he has handled Martek Materials consistent with the Protective Order entered in the Litigation, that he has retrieved all such Martek Materials from any person to whom they have made such materials available pursuant to the Protective Order, and that they have either returned or destroyed all such Martek Materials. The parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages Martek would incur should Zuccaro fail to comply with the provisions of this Section 6.
     7. Each of the parties to this Agreement acknowledge that they are responsible for their own costs, fees, expenses and attorneys fees incurred in the Litigation.
     8. This Settlement Agreement and the covenants, obligations, undertakings, rights and benefits shall be binding and shall inure to the benefit of the parties hereto and their respective representatives, successors, assigns, heirs, executors, trustees, beneficiaries, administrators, respective predecessors, successors, parents, subsidiaries, affiliates, divisions, assigns, principals, stockholders, officers, directors, employees, agents, independent contractors, representatives, attorneys, insurers, trusts, and trustees.
     9. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, negotiations, discussions, representations, commitments, or understandings. There have been no other representations, promises, agreements, or inducements not herein expressed, and this Agreement contains the entire and only agreement between Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, and Martek. The parties understand, agree and expressly assume the risk that any fact not recited, contained or embodied in this Agreement may turn out hereinafter to be other than, different from, or contrary to the facts now known to them or believed by them to be true, and further agree that this Agreement shall be effective in all respects notwithstanding and shall not be subject to termination, modification or rescission by reason of any such difference in facts. This Agreement cannot be amended or modified except by a writing signed by all parties hereto.
     10. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, agrees that the language of this Agreement shall not be construed, by any rule of law or presumption of law or otherwise, against the drafter. He further agrees that he and his attorney have had full opportunity to read and review this Agreement and to contribute or alter language or contents thereof.
     11. The parties agree that this Agreement shall be governed by the laws of the State of Maryland as applied to contracts made and fully performed in such state.
     12. Exclusive jurisdiction to resolve any disputes between the parties about the meaning or interpretation of this Agreement shall lie with the United States District Court for the District of Maryland.
     13. Any notices required under this Agreement to be given to a party hereto shall be sent by certified mail to the party’s address as set forth below:
If to Martek:
Martek Biosciences Corporation c/o:
David Feitel, Esquire
6480 Dobbin Road
Columbia, MD 21045
with a copy to:
Mark D. Gately, Esquire
Hogan & Hartson L.L.P.
111 South Calvert Street, Suite 1600
Baltimore, Maryland 21202

If to Zuccaro:
Robert Zuccaro
1405 Nancy Island Drive
Seabrook Island, South Carolina 29455
with a copy to:
J. Clifford Gunter, III, Esquire
Andrew Edison, Esquire
Bracewell & Giuliani LLP
Pennzoil Place — South Tower
711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781
or to such other address or person as any party may have specified in a notice duly given to the other party as provided herein.
     14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and this Agreement and any counterpart so executed shall be deemed to be one and the same instrument.
     15. Zuccaro, on his own behalf and as Stockholders’ Representative of the Former Interest Holders, acknowledges and declares that he has read and fully understands this Agreement and has had fully opportunity to discuss its contents with his counsel.
     SIGNED AND AGREED to, this 15th day of October, 2007.

/s/ MARTEK BIOSCIENCES CORPORATION
MARTEK BIOSCIENCES CORPORATION

By:	/s/ David M. Feitel
	Name:	David M. Feitel
	Title:	Senior VP and General Counsel

/s/ Robert Zuccaro
ROBERT ZUCCARO, ON HIS OWN BEHALF
AND AS STOCKHOLDERS’ REPRESENTATIVE OF THE FORMER INTEREST HOLDERS OF OMEGATECH, INC.

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